Exhibit (g)(3)

                                    AMENDMENT
                                       TO
                          CUSTODIAN SERVICES AGREEMENT

      This Amendment (the "Amendment") is made as of December 3, 2007 and retroactive to December 1, 2006, by and between, KELMOORE STRATEGIC TRUST, a Delaware statutory trust (the "Fund") and PFPC TRUST COMPANY ("PFPC Trust").

                                   BACKGROUND:

A. The Fund and PFPC Trust are parties to a Custodian Services Agreement dated as of April 30, 2003, as amended to date (the "Agreement").

B. The parties desire to extend the initial term of the Agreement and update the description of services provided thereunder.

C. This Background section and the Schedule to this Amendment are hereby incorporated by reference in and made a part of this Amendment.

                                     TERMS:

The parties hereby agree that:

            1. The last sentence of Section 8 of the Agreement is hereby supplemented by adding the following additional provision at the end of the sentence:

                        "; and (i) Fund information provided by PFPC Trust to the limited extent reasonably needed for independent third party compliance or other reviews."

            2. Section 15 of the Agreement is hereby deleted in its entirety and replaced with the provisions set forth on Schedule A hereto.

            3. The first sentence of Section 16 of the Agreement is hereby deleted and replaced with the following three sentences:

                        This Agreement shall be effective as of the date first set forth above and unless terminated pursuant to its terms shall continue up to but not including May 1, 2009 (the "Initial Term"). Upon the expiration of the Initial Term, this Agreement shall automatically renew for successive terms of one year ("Renewal Terms") each, unless the Fund or PFPC Trust provides written notice to the other of its intent not to renew. Such notice must be received not less

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                        ninety (90) days prior to the expiration of the Initial
                        Term or the then current Renewal Term.

            4. Section 17 of the Agreement is hereby deleted in its entirety and replaced with "[Intentionally Omitted]".

            5.    MISCELLANEOUS.

                  (a) Capitalized terms not defined in this Amendment have their respective meanings as defined in the Agreement.

                  (b) As hereby amended and supplemented, the Agreement shall remain in full force and effect. In the event of a conflict between the terms hereof and the Agreement, this Amendment shall control.

                  (c) The Agreement, as amended hereby, together with its Exhibits and Schedules, constitutes the complete understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior communications with respect thereto.

                  (d) This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Amendment shall constitute the valid and binding execution hereof by such party.

                  (e) This Amendment shall be governed by the laws of the State of Delaware, without regard to its principles of conflicts of laws.

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      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers designated below on the date and year first above written.

KELMOORE STRATEGIC TRUST

By: /s/ Shawn k. Young
    -----------------------------------
Name: Shawn k. Young
Title: CFO

PFPC TRUST COMPANY

By: /s/ Edward A. Smith
    -----------------------------------
Name: EDWARD A. SMITH, III
Title: VICE PRESIDENT & SENIOR DIRECTOR

















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                                   SCHEDULE A

15.   DESCRIPTION OF SERVICES.

      (a) DELIVERY OF THE PROPERTY. The Fund will deliver or arrange for delivery to PFPC Trust, all the Property owned by the Portfolios, including cash received as a result of the distribution of Shares, during the term of this Agreement. PFPC Trust will not be responsible for any assets until actual receipt.

      (b) RECEIPT AND DISBURSEMENT OF MONEY. PFPC Trust, acting upon Written Instructions, shall open and maintain a separate account for each separate Portfolio of the Fund (each an "Account") and shall maintain in the Account of a particular Portfolio all cash and other assets received from or for the Fund specifically designated to such Account. PFPC Trust shall make cash payments from or for the Account of a Portfolio only for:

            (i) purchases of securities in the name of the Fund for the benefit of a Portfolio, PFPC Trust, PFPC Trust's nominee or a subcustodian or nominee thereof as provided in sub-section
                   (j) and for which PFPC Trust has received a copy of the broker's or dealer's confirmation or payee's invoice, as appropriate;

            (ii) redemption of Shares of the Fund upon receipt of Written Instructions;

            (iii) payment of, subject to Written Instructions, interest, taxes (provided that tax items which PFPC Trust considers required to be deducted or withheld "at source" will be governed by
                   Section 15(h)(iii)(B) of this Agreement), administration, accounting, distribution, advisory and management fees that are to be borne by a Portfolio;

            (iv) payment to, subject to receipt of Written Instructions, the Fund's

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                   transfer agent, as agent for the shareholders, of an amount equal to the amount of dividends and distributions stated in the Written Instructions to be distributed in cash by the transfer agent to shareholders, or, in lieu of paying the Fund's transfer agent, PFPC Trust may arrange for the direct payment of cash dividends and distributions to Fund shareholders in accordance with procedures mutually agreed upon from time to time by and among the Fund, PFPC Trust and the Fund's transfer agent;

            (v) payments, upon receipt of Written Instructions, in connection with the conversion, exchange or surrender of securities owned or subscribed to by the Fund and held by or delivered to PFPC Trust;

            (vi) payments of the amounts of dividends received with respect to securities sold short;

            (vii)  payments to PFPC Trust for its services hereunder;

            (viii) payments to a subcustodian pursuant to provisions in sub-section(c) of this Section; and

            (ix)   other payments, upon Written Instructions.

      PFPC Trust is hereby authorized to endorse and collect all checks, drafts or other orders for the payment of money received as custodian for the Accounts.

      (c)   RECEIPT OF SECURITIES; SUBCUSTODIANS.

            (i) PFPC Trust shall hold all securities received by it for the Accounts in a separate account that physically segregates such securities from those of any other persons, firms or corporations, except for securities held in a Book-Entry System or through a subcustodian or depository. All such securities shall be held or disposed of only upon Written Instructions or otherwise pursuant to the terms of this Agreement. PFPC Trust shall have no power or authority to assign, hypothecate, pledge or otherwise dispose of any such securities or investment, except upon the express terms of this Agreement or upon Written Instructions authorizing the transaction. In no case may any member of the Fund's Board of Trustees, or any officer, employee or agent of the Fund withdraw any securities.

                   At PFPC Trust's own expense and for its own convenience, PFPC Trust may enter into subcustodian agreements with other banks or trust companies to perform duties described in this sub-section(c)

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                   with respect to domestic assets. Such bank or trust company shall have aggregate capital, surplus and undivided profits, according to its last published report, of at least one million dollars ($1,000,000), if it is a subsidiary or affiliate of PFPC Trust, or at least twenty million dollars ($20,000,000) if such bank or trust company is not a subsidiary or affiliate of PFPC Trust. In addition, such bank or trust company must be qualified to act as Fund custodian and agree to comply with the relevant provisions of applicable rules and regulations. Any such arrangement will not be entered into without prior written notice to the Fund (or as otherwise provided in the 1940 Act).

                   In addition, PFPC Trust may enter into arrangements with subcustodians with respect to services regarding foreign assets. Any such arrangement will not be entered into without prior written notice to the Fund (or as otherwise provided in the 1940 Act).

                   Subcustodians utilized by PFPC Trust may be subsidiaries or affiliates of PFPC Trust, and such entities will be compensated for their services by PFPC Trust at such rates as are agreed between the entity and PFPC Trust. PFPC Trust shall remain responsible for the acts and omissions of any subcustodian chosen by PFPC Trust under the terms of this sub-section(c) to the same extent that PFPC Trust is responsible for its own acts and omissions under this Agreement.

      (d) TRANSACTIONS REQUIRING INSTRUCTIONS. Upon receipt of Oral Instructions or

            Written Instructions and not otherwise, PFPC Trust shall:

            (i) deliver any securities held for a Portfolio against the receipt of payment for the sale of such securities or otherwise in accordance with standard market practice;

            (ii) execute and deliver to such persons as may be designated in such Oral Instructions or Written Instructions, proxies, consents, authorizations, and any other instruments whereby the authority of a Portfolio as owner of any securities may be exercised;

            (iii) deliver any securities to the issuer thereof, or its agent, when such securities are called, redeemed, retired or otherwise become payable at the option of the holder; provided that, in any such case, the cash or other consideration is to be delivered to PFPC Trust;

            (iv) deliver any securities held for a Portfolio against receipt of other

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                     securities or cash issued or paid in connection with the
                     liquidation, reorganization, refinancing, tender offer, merger, consolidation or recapitalization of any corporation, or the exercise of any conversion privilege;

            (v) deliver any securities held for a Portfolio to any protective committee, reorganization committee or other person in connection with the reorganization, refinancing, merger, consolidation, recapitalization or sale of assets of any corporation, and receive and hold under the terms of this Agreement such certificates of deposit, interim receipts or other instruments or documents as may be issued to it to evidence such delivery;

            (vi) make such transfer or exchanges of the assets of the Portfolios and take such other steps as shall be stated in said Oral Instructions or Written Instructions to be for the purpose of effectuating a duly authorized plan of liquidation, reorganization, merger, consolidation or recapitalization of the Fund or any of its Portfolios;

            (vii) release securities belonging to a Portfolio to any bank or trust company for the purpose of a pledge or hypothecation to secure any loan incurred by the Fund on behalf of that Portfolio; provided, however, that securities shall be released only upon payment to PFPC Trust of the monies borrowed, except that in cases where additional collateral is required to secure a borrowing already made subject to proper prior authorization, further securities may be released for that purpose; and repay such loan upon redelivery to it of the securities pledged or hypothecated therefor and upon surrender of the note or notes evidencing the loan;

            (viii) release and deliver securities owned by a Portfolio in connection with any repurchase agreement entered into by the Fund on behalf of that Portfolio, but only on receipt of payment therefor; and pay out monies of the Fund in connection with such repurchase agreements, but only upon the delivery of the securities;

            (ix) release and deliver or exchange securities owned by the Fund in connection with any conversion of such securities, pursuant to their terms, into other securities;

            (x) release and deliver securities to a broker in connection with the broker's custody of margin collateral relating to futures and options transactions;

            (xi) release and deliver securities held for a Portfolio for the purpose of

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                     redeeming in kind shares of the Portfolio upon delivery
                     thereof to PFPC Trust; and

            (xii) release and deliver or exchange securities held for a Portfolio for other purposes.

                     PFPC Trust must also receive a certified resolution describing the nature of the corporate purpose and the name and address of the person(s) to whom delivery shall be made when such action is pursuant to sub-paragraph d(xii).

      (e) USE OF BOOK-ENTRY SYSTEM OR OTHER DEPOSITORY. PFPC Trust will deposit in Book-Entry Systems and other depositories all securities belonging to the Portfolios eligible for deposit therein and will utilize Book-Entry Systems and other depositories to the extent possible in connection with settlements of purchases and sales of securities by the Portfolios, and deliveries and returns of securities loaned, subject to repurchase agreements or used as collateral in connection with borrowings. PFPC Trust shall continue to perform such duties until it receives Written Instructions or Oral Instructions authorizing contrary actions. Notwithstanding anything in this Agreement to the contrary, PFPC Trust's use of a Book-Entry System shall comply with the requirements of Rule 17f-4 under the 1940 Act.

      PFPC Trust shall administer a Book-Entry System or other depository as follows:

            (i) With respect to securities of each Portfolio that are maintained in a Book-Entry System or another depository, the records of PFPC Trust shall identify by book-entry or otherwise those securities as belonging to such Portfolio.

            (ii) Assets of each Portfolio deposited in a Book-Entry System or ' another depository will (to the extent consistent with applicable law and standard practice) at all times be segregated from any assets and cash controlled by PFPC Trust in other than a fiduciary

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                     or custodian capacity but may be commingled with other
                     assets held in such capacities.

            PFPC Trust will provide the Fund with such reports on its own system of internal control as the Fund may reasonably request from time to time.

      (f) REGISTRATION OF SECURITIES. All securities held for a Portfolio that are issued or issuable only in bearer form, except such securities maintained in the Book-Entry System or in another depository, shall be held by PFPC Trust in bearer form; all other securities maintained for a Portfolio may be registered in the name of the Fund on behalf of that Portfolio, PFPC Trust, a Book-Entry System, another depository, a subcustodian, or any duly appointed nominee of the Fund, PFPC Trust, Book-Entry System, depository or subcustodian. The Fund reserves the right to instruct PFPC Trust as to the method of registration and safekeeping of the securities of the Fund. The Fund agrees to furnish to PFPC Trust appropriate instruments to enable PFPC Trust to maintain or deliver in proper form for transfer, or to register in the name of its nominee or in the name of the Book-Entry System or in the name of another appropriate entity, any securities that it may maintain for the Accounts. With respect to uncertificated securities that are registered in the name of the Fund or a Portfolio (or a nominee thereof), PFPC Trust will reflect such securities on its records based upon the holdings information provided to it by the issuer of such securities, but notwithstanding anything in this Agreement to the contrary PFPC Trust shall not be obligated to safekeep such securities or to perform other duties with respect to such securities other than to make

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            payment for the purchase of such securities upon receipt of Oral or
            Written Instructions, accept in sale proceeds received by PFPC Trust upon the sale of such securities of which PFPC Trust is informed pursuant to Oral or Written Instructions, and accept in other distributions received by PFPC Trust with respect to such securities or reflect on its records any reinvested distributions with respect to such securities of which it is informed by the issuer of the securities.

      (g) VOTING AND OTHER ACTION. Neither PFPC Trust nor its nominee shall vote any of the securities held pursuant to this Agreement by or for the account of a Portfolio, except in accordance with Written Instructions. PFPC Trust, directly or through the use of another entity, shall execute in blank and promptly deliver all notices, proxies and proxy soliciting materials received by PFPC Trust as custodian of the Property to the registered holder of such securities. If the registered holder is not the Fund on behalf of a Portfolio, then Written Instructions or Oral Instructions must designate the person who owns such securities.

      (h) TRANSACTIONS NOT REQUIRING INSTRUCTIONS. Notwithstanding anything in this Agreement requiring instructions in order to take a particular action, in the absence of a contrary Written Instruction, PFPC Trust is authorized to take the following actions: without the need for instructions:

            (i)   COLLECTION OF INCOME AND OTHER PAYMENTS.

                  (A) collect and receive for the account of each Portfolio, all income, dividends, distributions, coupons, option premiums, other payments and similar items, included or to be included in the Property, and, in addition, promptly

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                        advise each Portfolio of such receipt and credit such
                        income to each Portfolio's custodian account;

                  (B) endorse and deposit for collection, in the name of the Fund, checks, drafts, or other orders for the payment of money;

                  (C) receive and hold for the account of each Portfolio all securities received as a distribution on the Portfolio's securities as a result of a stock dividend, share split or reorganization, recapitalization, readjustment or other rearrangement or distribution of rights or similar securities issued with respect to any securities belonging to a Portfolio and held by PFPC Trust hereunder;

                  (D) present for payment and collect the amount payable upon all securities that may mature or be called, redeemed, retired or otherwise become payable (on a mandatory basis) on the date such securities become payable; and

                  (E) take any action that may be necessary and proper in connection with the collection and receipt of such income and other payments and the endorsement for collection of checks, drafts, and other negotiable instruments.

            (ii)  MISCELLANEOUS TRANSACTIONS.

                  (A) PFPC Trust is authorized to deliver or cause to be delivered Property against payment or other consideration or written receipt therefor in the following cases:

                        (1) for examination by a broker or dealer selling for the account of a Portfolio in accordance with street delivery custom;

                        (2) for the exchange of interim receipts or temporary securities for definitive securities; and

                        (3) for transfer of securities into the name of the Fund on behalf of a Portfolio or PFPC Trust or a subcustodian or a nominee of one of the foregoing, or for exchange of securities for a different number of bonds, certificates, or other evidence, representing the same aggregate face amount or number of units bearing the same interest rate, maturity date and call provisions, if any; provided that, in any such case, the new securities are to be

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                              delivered to PFPC Trust.

                  (B)   PFPC Trust shall:

                        (1) pay all income items held by it that call for payment upon presentation and hold the cash received by it upon such payment for the account of each Portfolio;

                        (2) collect interest and cash dividends received, with notice to the Fund, to the account of each Portfolio;

                        (3) hold for the account of each Portfolio all stock dividends, rights and similar securities issued with respect to any securities held by PFPC Trust; and

                        (4) subject to receipt of such documentation and information as PFPC Trust may request, execute as agent on behalf of the Fund all necessary ownership certificates required by a national governmental taxing authority or under the laws of any U.S. state now or hereafter in effect, inserting the Fund's name, on behalf of a Portfolio, on such certificate as the owner of the securities covered thereby, to the extent it may lawfully do so.

            (iii) OTHER MATTERS.

                  (A) Subject to receipt of such documentation and information as PFPC Trust may request, PFPC Trust will, in such jurisdictions as PFPC Trust may agree from time to time, seek to reclaim or obtain a reduction with respect to any withholdings or other taxes relating to assets maintained hereunder (provided that PFPC Trust will not be liable for failure to obtain any particular relief in a particular jurisdiction); and

                  (B) PFPC Trust is authorized to deduct or withhold any sum in respect of tax which PFPC Trust considers required to be deducted or withheld "at source" by any relevant law or practice.

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      (i)   SEGREGATED ACCOUNTS.

            (i) PFPC Trust shall upon receipt of Written Instructions or Oral Instructions establish and maintain segregated accounts on its records for and on behalf of each Portfolio. Such accounts may be used to transfer cash and securities, including securities in a Book-Entry System or other depository:

                   (A) for the purposes of compliance by the Fund with the procedures required by a securities or option exchange, providing such procedures comply with the 1940 Act and any releases of the SEC relating to the maintenance of segregated accounts by registered investment companies; and

                   (B) upon receipt of Written Instructions, for other purposes.

            (ii) PFPC Trust shall arrange for the establishment of IRA custodian accounts for such shareholders holding Shares through IRA accounts, in accordance with the Fund's prospectuses, the Internal Revenue Code of 1986, as amended (including regulations promulgated thereunder), and with such other procedures as are mutually agreed upon from time to time by and among the Fund, PFPC Trust and the Fund's transfer agent.

      (j) PURCHASES OF SECURITIES. PFPC Trust shall settle purchased securities upon receipt of Oral Instructions or Written Instructions that specify:

            (i) the name of the issuer and the title of the securities, including CUSIP number if applicable;

            (ii) the number of shares or the principal amount purchased and accrued interest, if any;

            (iii)  the date of purchase and settlement;

            (iv)   the purchase price per unit;

            (v)    the total amount payable upon such purchase;

            (vi)   the Portfolio involved; and

            (vii)  the name of the person from whom or the broker through whom

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                   the purchase was made. PFPC Trust shall upon receipt of
                   securities purchased by or for a Portfolio (or otherwise in accordance with standard market practice) pay out of the monies held for the account of the Portfolio the total amount payable to the person from whom or the broker through whom the purchase was made, provided that the same conforms to the total amount payable as set forth in such Oral Instructions or Written Instructions.

      (k) SALES OF SECURITIES. PFPC Trust shall settle sold securities upon receipt of Oral

            Instructions or Written Instructions that specify:

            (i) the name of the issuer and the title of the security, including CUSIP number if applicable;

            (ii) the number of shares or principal amount sold, and accrued interest, if any;

            (iii)  the date of trade and settlement;

            (iv)   the sale price per unit;

            (v)    the total amount payable to the Fund upon such sale;

            (vi) the name of the broker through whom or the person to whom the sale was made;

            (vii) the location to which the security must be delivered and delivery deadline, if any; and

            (viii) the Portfolio involved.

      PFPC Trust shall deliver the securities upon receipt of the total amount payable to the Portfolio upon such sale, provided that the total amount payable is the same as was set forth in the Oral Instructions or Written Instructions. Notwithstanding anything to the contrary in this Agreement, PFPC Trust may accept payment in such form as is consistent with standard industry practice and may deliver assets and arrange for payment in accordance with standard market practice.

      (l)   REPORTS; PROXY MATERIALS.

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            (i)    PFPC Trust shall furnish to the Fund the following reports:

                   (A) such periodic and special reports as the Fund may reasonably request;

                   (B) a monthly statement summarizing all transactions and entries for the account of each Portfolio, listing each portfolio security belonging to each Portfolio (with the corresponding security identification number) held at the end of such month and stating the cash balance of each Portfolio at the end of such month.

                   (C) the reports required to be furnished to the Fund pursuant to Rule 17f-4 of the 1940 Act; and

                   (D) such other information as may be agreed upon from time to time between the Fund and PFPC Trust.

            (ii) PFPC Trust shall transmit promptly to the Fund any proxy statement, proxy material, notice of a call or conversion or similar communication received by it as custodian of the Property. PFPC Trust shall be under no other obligation to inform the Fund as to such actions or events. For clarification, upon termination of this Agreement PFPC Trust shall have no responsibility to transmit such material or to inform the Fund or any other person of such actions or events.

      (m) CREDITING OF ACCOUNTS. PFPC Trust may in its sole discretion credit an Account with respect to income, dividends, distributions, coupons, option premiums, other payments or similar items prior to PFPC Trust's actual receipt thereof, and in addition PFPC Trust may in its sole discretion credit or debit the assets in an Account on a contractual settlement date with respect to any sale, exchange or purchase applicable to the Account;

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            provided that nothing herein or otherwise shall require PFPC Trust to make any advances or to credit any amounts until PFPC Trust's actual receipt thereof. If PFPC Trust credits an Account with respect to (a) income, dividends, distributions, coupons, option premiums, other payments or similar items on a contractual payment date or otherwise in advance of PFPC Trust's actual receipt of the amount due, (b) the proceeds of any sale or other disposition of assets on the contractual settlement date or otherwise in advance of PFPC Trust's actual receipt of the amount due or (c) provisional crediting of any amounts due, and (i) PFPC Trust is subsequently unable to collect full and final payment for the amounts so credited within a reasonable time period using reasonable efforts or (ii) pursuant to standard industry practice, law or regulation PFPC Trust is required to repay to a third party such amounts so credited, or if any Property has been incorrectly credited, PFPC Trust shall have the absolute right in its sole discretion without demand to reverse any such credit or payment, to debit or deduct the amount of such credit or payment from the Account, and to otherwise pursue recovery of any such amounts so credited from the Fund. The Fund hereby grants to PFPC Trust and to each subcustodian utilized by PFPC Trust in connection with providing services to the Fund a first priority contractual possessory security interest in and a right of setoff against the assets maintained in an Account hereunder in the amount necessary to secure the return and payment to PFPC Trust and to each such subcustodian of any advance or credit made

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            by PFPC Trust and/or by such subcustodian (including charges related thereto) to such Account. Notwithstanding anything in this Agreement to the contrary, PFPC Trust shall be entitled to assign any rights it has under this sub-section (m) to any subcustodian utilized by PFPC Trust in connection with providing services to the Fund which subcustodian makes any credits or advances with respect to the Fund.

      (n) COLLECTIONS. All collections of monies or other property in respect, or that are to become part, of the Property (but not the safekeeping thereof upon receipt by PFPC Trust) shall be at the sole risk of the Fund. If payment is not received by PFPC Trust within a reasonable time after proper demands have been made, PFPC Trust shall notify the Fund in writing, including copies of all demand letters, any written responses and memoranda of all oral responses and shall await instructions from the Fund. PFPC Trust shall not be obliged to take legal action for collection unless and unfil reasonably indemnified to its satisfaction. PFPC Trust shall also notify the Fund as soon as reasonably practicable whenever income due on securities is not collected in due course and shall provide the Fund with periodic status reports of such income collected after a reasonable time.

      (o) EXCESS CASH SWEEP. PFPC Trust will, consistent with applicable law, sweep any net excess cash balances daily into an investment vehicle or other instrument designated in Written Instructions, so long as the investment vehicle or instrument is acceptable to PFPC Trust, subject to a fee, paid to PFPC Trust for such service, to be agreed between the parties.

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            Such investment vehicle or instrument may be offered by an affiliate of PFPC Trust or by a PFPC Trust client and PFPC Trust may receive compensation therefrom.

      (p) FOREIGN EXCHANGE. PFPC Trust and/or subcustodians may enter into or arrange foreign exchange transactions (at such rates as they may consider appropriate) in order to facilitate transactions under this Agreement, and such entities and/or their affiliates may receive compensation in connection with such foreign exchange transactions.

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                                  Page 18 of 18

                                            December 3, 2007
                                            Retroactive to December 1, 2006

KELMOORE STRATEGIC TRUST

      RE: AMENDED AND RESTATED CUSTODIAN SERVICES FEES

Dear Sir/Madam:

      This letter, amended and restated as of December 3, 2007 and retroactive to December 1, 2006, constitutes our agreement with respect to compensation to be paid to PFPC Trust Company ("PFPC Trust") under the terms of a Custodian Services Agreement dated April 30, 2003 between PFPC Trust and Kelmoore Strategic Trust ("you" or the "Fund"), as amended from time to time (the "Agreement") for services provided on behalf of each portfolio. Pursuant to Paragraph 12 of the Agreement, and in consideration of the services to be provided to the Fund, you will pay PFPC Trust certain fees and reimburse PFPC Trust for its out-of-pocket expenses as follows:

ASSET BASED FEES:

      The following fee will be calculated daily based upon each portfolio's average gross assets and payable monthly, in the following amounts:

      .0001% of each portfolio's first $100 million of average gross assets;

      .000075% of each portfolio's next $100 million of average gross assets:
      and

      .00005% of each portfolio's average gross assets over $200 million.

TRANSACTION CHARGES:

      A transaction includes buys, sells, calls, puts, maturities, free deliveries, free receipts, exercised or expired options, opened or closed short sales and the movement for each piece of underlying collateral for a repurchase agreement, etc.

      Fed Book entry              $ 10.00
      DTC book entry              $ 10.00
      PTC book entry              $ 10.00
      Physical certificate        $ 17.00
      Options contract            $ 20.00

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      Futures margin variation    $ 10.00
      Short sale                  $ 15.00
      Outgoing wires              $  7.00
      Check request               $  6.00

MINIMUM MONTHLY FEES:

      The minimum monthly fee will be $500 per portfolio; excluding transaction charges, holdings charges and out-of-pocket expenses.

OUT-OF-POCKET EXPENSES:

      PFPC Trust's out-of-pocket expenses include, but are not limited to:

      -     Federal Express; and

      -     Segregated Custody account ($100 per account per month will apply)

GLOBAL SUB-CUSTODIAN FEES:

      Fees will be charged as incurred by the global sub-custodian. A detailed fee schedule will be provided if applicable.

MISCELLANEOUS:

      With respect to any daily net overdrawn cash balances for a portfolio, a monthly charge shall be assessed based on 120% of the average federal funds rate for that month.

      PFPC Trust will sweep any net excess cash balances daily into an investment vehicle designated in writing by the Fund and agreed to by PFPC Trust and will credit the Fund with such sweep earnings on a monthly basis. PFPC Trust will be paid .25% of assets swept.

      The fee for the period from the day of the year this fee letter is entered into until the end of that year shall be prorated according to the proportion which such period bears to the full annual period.

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

      If the foregoing accurately sets forth our agreement and you intend to be legally bound thereby, please execute a copy of this letter and return it to us.

                                           Very truly yours,

                                           PFPC TRUST COMPANY

                                           By: /s/ Edward A. Smith
                                               ---------------------------
                                           Name: EDWARD A. SMITH, III
                                                  VICE PRESIDENT
                                           Title: & SENIOR DIRECTOR



Agreed and Accepted:

KELMOORE STRATEGIC TRUST

By: /s/ Shawn K. Young
    --------------------------
Name: Shawn K. Young
Title: CFO

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